UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2013

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 South Wacker Drive, 12th Floor Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events.

In connection with the previously announced cash tender offer (the “Tender Offer”) by Hyatt Hotels Corporation (the “Company”) to purchase any and all of its $250,000,000 aggregate principal amount outstanding of 6.875% Senior Notes due 2019 (CUSIP Nos. 448579 AB8 and U44845 AB8) (the “Notes”), as of 5:00 p.m., New York City time, on May 3, 2013 (the “Early Tender Deadline”), approximately $54.1 million in aggregate principal amount of the Notes, representing approximately 21.6% of the aggregate principal amount outstanding of the Notes, were validly tendered and not validly withdrawn. The terms and conditions of the Tender Offer are described in an offer to purchase, dated April 25, 2013 (the “Offer to Purchase”), and a related Letter of Transmittal. Acceptance by the Company of any Notes tendered will be subject to the terms and the conditions set forth in the Offer to Purchase.

The Tender Offer will expire at 5:00 p.m., New York City time, on May 14, 2013, unless extended or earlier terminated by the Company (the “Expiration Date”).

Holders who validly tender (and do not validly withdraw) Notes after the Early Tender Deadline but at or prior to the Expiration Date will be eligible to receive the Offer Consideration (as defined in the Offer to Purchase), which is equal to the Total Consideration (as defined in the Offer to Purchase) minus the Early Tender Premium (as defined in the Offer to Purchase). The deadline to validly withdraw tenders of Notes was on May 3, 2013, therefore Notes that have been tendered and not validly withdrawn, and Notes tendered after that date, may not be withdrawn unless otherwise required by applicable law.

J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc. are the dealer managers in the Tender Offer. D.F. King & Co., Inc. has been retained to serve as both the information agent and tender agent for the Tender Offer. Persons with questions regarding the Tender Offer should contact J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-4811 (collect) or SunTrust Robinson Humphrey, Inc. at (800) 685-4786 (toll free) or (404) 926-5051 (collect). Requests for copies of the Offer to Purchase, related Letter of Transmittal and other related materials should be directed to D.F. King & Co., Inc. at (800) 488-8095 (toll free) or (212) 269-5550 (collect).

None of the Company or its affiliates, its board of directors, the dealer managers and solicitation agents, the information agent, the tender agent or the trustee with respect to the Notes, makes any recommendation as to whether holders of the Notes should tender their Notes. The Tender Offer is made only by the Offer to Purchase and the accompanying Letter of Transmittal. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky laws or other laws of such jurisdiction. In any jurisdiction in which the Tender Offer is required to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Hyatt by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

On May 3, 2013, the Company issued a press release announcing the Total Consideration in respect of the Tender Offer. A copy of the press release relating to such announcement, dated May 3, 2013, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01: Financial Statements and Exhibits.

(d)	Exhibits.

12.1	Computation of Ratio of Earnings to Fixed Charges

99.1	Press release of the Company, dated May 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyatt Hotels Corporation

Date: May 6, 2013	By:	/s/ Gebhard F. Rainer
Gebhard F. Rainer
Executive Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

12.1	Computation of Ratio of Earnings to Fixed Charges

99.1	Press release of the Company, dated May 3, 2013